EXHIBIT B

                               RESOLUTIONS OF THE BOARD REGARDING
                           APPROVAL OF RENEWAL OF JOINT FIDELITY BOND

                  RESOLVED, that the Board of Managers of Excelsior Venture Partners III, LLC ("Partners III") and Excelsior Venture Investors III, LLC ("Investors III," and together with Partners III, , the "Funds") (each, a "Board"), including all of the managers of the Fund who are not "interested persons," as defined by the Investment Company Act of 1940, as amended (the "1940 Act"), of the Funds (the "Independent Managers"), hereby ratifies the renewal of the fidelity bond (the "Fidelity Bond") issued by Federal Insurance Company and maintained jointly by the Funds; Excelsior Directional Hedge Fund of Funds (TI), LLC; Excelsior Directional Hedge Fund of Funds (TE), LLC; Excelsior Directional Hedge Fund of Funds Master Fund, LLC; Excelsior Directional Hedge Fund of Funds, Ltd.; Excelsior Absolute Return Fund of Funds, LLC; Excelsior Absolute Return Fund of Funds Master Fund, LLC; Excelsior Absolute Return Fund of Funds, Ltd.; Excelsior Buyout Investors, LLC; UST Global Private Markets Fund, LLC; Columbia Management Multi-Strategy Hedge Fund, LLC; and BACAP Alternative Multi-Strategy Fund, LLC (collectively, the "Other Insureds") in the amount of $6 million, and determines, in accordance with the requirements of Rule 17g-1 under the 1940 Act, that the Fidelity Bond, which provides joint fidelity coverage to the Funds and the Other Insureds, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Funds and the Other Insureds, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolios of the Funds and the Other Insureds; and further

                  RESOLVED, that the Board, including all of the Independent Managers, hereby: (i) authorizes each of the Funds to share in the payment of the annual premium of $30,450.00 applicable to the Fidelity Bond in amounts equal to RESOLVED, that the Board, including all of the Independent Managers, hereby: (i) authorizes each of the Funds to share in the payment of the annual premium of $30,450.00 applicable to the Fidelity Bond in an amount equal to $845.31 for Partners III, determined based upon the relative total assets of the Funds and the Other Insureds; and (ii) determines that the portion of the premium to be paid by Partners III is fair and reasonable, taking all relevant factors into consideration including, but not limited to, the number of other parties named as insureds, the nature of their business activities, the amount of coverage under the Fidelity Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each of the Funds is less than the premium each of the Funds would have had to pay if it had provided and maintained a single insured bond; and further

                  RESOLVED, that in the event the amount of the Fidelity Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, the proper officers of the Funds, be, and hereby are, authorized on behalf of the Funds to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate the additional premium payable on the Fidelity Bond among each of the Funds and the Other Insureds based on the relative total assets of each of the Funds and
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                                                                    Exhibit B


                  the Other Insureds determined as of the end of the month preceding the effective date of the change in coverage; and further

                  RESOLVED, that the Amended and Restated Joint Insured Agreement, currently in existence among the Funds and the Other Insureds, shall continue to define certain rights and responsibilities of the insureds with respect to the Fidelity Bond and the sharing of recoveries thereunder in the event of a loss incurred by two or more of the named insureds; and further

                  RESOLVED, that Steven L. Suss, be, and hereby is, designated to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Funds required by paragraph (g) of Rule 17g-1 under the 1940 Act.